Exhibit 99.1

NEWS RELEASE

For More Information, Contact:
William A. Gehman III
EVP and CFO
Carolina Financial Corporation
843.723.7700

Charles A Kirby
President and CEO
Congaree Bancshares, Inc.
803-794-2265

Carolina Financial Corporation Announces Agreement to Acquire Congaree Bancshares, Inc.

Charleston, S.C. and Cayce, S.C., January 6, 2016 – Carolina Financial Corporation (NASDAQ:CARO), the parent company of CresCom Bank, and Congaree Bancshares, Inc. (OTC Pink: CNRB), the parent company of Congaree State Bank, today announced the signing of a definitive agreement pursuant to which Carolina Financial Corporation will acquire Congaree Bancshares, Inc. in a cash and stock transaction with a total current value of approximately $16.278 million, which includes the assumption of approximately $1.6 million in preferred stock.

Upon completion of the transaction, the combined company will have approximately $1.5 billion in assets. Carolina Financial Corporation anticipates this transaction will be immediately accretive to earnings per share (before acquisition costs) with tangible book value per share recovered in less than three years.

"We are excited to expand our franchise into the Columbia market and to partner with such a quality community bank," said Jerry Rexroad, Chief Executive Officer of Carolina Financial Corporation. "With our strong capital base and historical success in partnership growth, we are well-positioned to capitalize on this strategic partnership.”

Charles Kirby, President and Chief Executive Officer of Congaree Bancshares, Inc., commented, "This transaction is a combination of two companies with very similar philosophies, cultures and core values. Our current branch and lending personnel will remain in place, and we expect to add new people and increase our market presence as we join the Carolina Financial Corporation team. With strong capital support, we are excited to have the resources to grow and expand with the ability to better meet our client’s needs and be a significant contributor to the economic growth in the Columbia market."

Under the terms of the acquisition agreement, Congaree Bancshares, Inc. shareholders will have the right to receive $8.10 for each share of Congaree Bancshares, Inc. common stock, payable, at their election and subject to certain limitations, in cash or in shares of Carolina Financial Corporation common stock based upon a fixed exchange ratio of 0.4806. Per the agreement, 40% of the consideration will be paid in cash and the balance (60%) will be in newly issued shares of Carolina Financial Corporation common stock.

The agreement has been unanimously approved by the boards of directors of both companies. The transaction is anticipated to close in the second quarter of 2016, subject to customary closing conditions, including regulatory approvals and Congaree Bancshares, Inc. shareholder approval.

Carolina Financial Corporation is being advised by Nelson Mullins Riley & Scarborough LLP as legal counsel. Congaree Bancshares, Inc. is being advised by Banks Street Partners, LLC as financial advisor and Smith Moore Leatherwood, LLP as legal counsel.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of September 30, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. In 2014, Carolina Financial Corporation was added to the Nasdaq Community Bank Index (ABAQ) by the American Bankers Association. It also ranked #1 on American Banker’s 2015 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, SC, and Wilmington, NC. In August 2015, the Company opened a full-service branch in Greenville, SC. On December 14, 2015, the Company closed a public offering of 2,262,296 shares of its common stock with net proceeds of approximately $32.2 million after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company.

About Congaree Bancshares, Inc.

Congaree Bancshares, Inc. is a South Carolina corporation which operates as the holding company for Congaree State Bank, a state chartered banking institution headquartered in Cayce, SC. Since inception in 2006, Congaree has provided banking products and services including commercial, consumer and mortgage loans to individuals, small- to medium-sized businesses, and professionals in the Columbia market. As of September 30, 2015, Congaree Bancshares, Inc. had consolidated assets of $116.7 million, deposits of $95.8 million and shareholders' equity of $13.6 million.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although the parties making such statements believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by Carolina Financial Corporation, Congaree Bancshares, Inc. or any person that the future events, plans, or expectations contemplated will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the businesses of Carolina Financial Corporation and Congaree Bancshares, Inc. may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the acquisition may not be fully realized within the expected timeframes; disruption from the acquisition may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the acquisition may not be obtained on the proposed terms and schedule; and Congaree Bancshares, Inc. shareholders may not approve the acquisition.  For a discussion of some of the other risks and factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the filings made by Carolina Financial Corporation and Congaree Bancshares, Inc. in their respective reports filed with the SEC, including each company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning Carolina Financial Corporation, Congaree Banschares, Inc. or any person acting on either company’s behalf are expressly qualified in their entirety by the cautionary statements above. Neither Carolina Financial Corporation nor Congaree Bancshares, Inc. undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information About the Acquisition and Where to Find It

Carolina Financial Corporation intends to file relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus.  Shareholders of Congaree Bancshares, Inc. will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings by Carolina Financial Corporation, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).  Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/ prospectus can also be obtained, without charge, by directing a request to: Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401, Attention: William A. Gehman, III, Executive Vice President and Chief Financial Officer or Congaree Bancshares, Inc., 1219 Knox Abbott Drive, Cayce, SC 29033, Attention: Charlie Lovering, Executive Vice President and Chief Financial Officer.

SHAREHOLDERS OF CONGAREE BANCSHARES, INC. ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS WHEN THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

The directors and executive officers of Congaree Bancshares, Inc. and other persons may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the proposed acquisition.  Information regarding Congaree Bancshares, Inc.’s directors and executive officers is available in its definitive proxy statement (form type DEF 14A) and additional definitive proxy soliciting materials filed with the SEC for Congaree’s 2015 annual shareholder meeting.  Other information regarding the participants in the Congaree Bancshares, Inc. proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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